Exhibit 1

P R E S S  R E L E A S E

For Immediate Release	9 May 2002

CADBURY SCHWEPPES 2002 AGM STATEMENT

At Cadbury Schweppes AGM today, John Sunderland, Chief Executive Officer, reviewed the company’s results for 2001 and commented on the outlook for Cadbury Schweppes in 2002.

Mr Sunderland said, “The first four months trading of 2002 have been satisfactory and we remain confident of achieving our financial targets for the full year.

“North American beverage volumes rose 6% during the first quarter of 2002, or 2% net of acquisitions. Our non-carbonated soft drinks portfolio overall continued to grow strongly. Brand transfers and refranchising in our carbonated soft drinks (CSD) business led to some softness; excluding this impact, CSD volumes were slightly ahead during the quarter.

“Confectionery volume growth has been encouraging in the majority of our markets. In the UK, Cadbury Trebor Bassett had a good start to the year, continuing the stronger performance seen toward the end of 2001.

In conclusion, Mr Sunderland said, “In addition to a sound start to 2002, we have also made a number of acquisitions designed to further strengthen our business. These include a 51% interest in Kent, Turkey’s leading sugar confectionery manufacturer, the Squirt brand in Mexico and Nantucket Nectars in the US.”

Ends

For further information:

David Kappler, Chief Financial Officer
Sally Jones, Corporate Communications Director
Dora McCabe, Head of Group Public Relations

Cadbury Schweppes plc:	020-7409-1313
http://www.cadburyschweppes.com

Angus Maitland/Philip Gawith,
The Maitland Consultancy	020-7379-5151

Cadbury Schweppes Public Limited Company
25 Berkeley Square
London W1J 6HB
Telephone: +44 (0) 20 7409 1313
Fax: +44 (0) 20 7830 5137
www.cadburyschweppes.com

Cadbury Schweppes

Cadbury Schweppes is a major global company that manufactures, markets and distributes branded beverages and confectionery products around the world. With origins stretching back over 200 years, today Cadbury Schweppes' products - which include brands like Cadbury, Schweppes, Dr Pepper, Snapple, Trebor and Bassett - are enjoyed in almost 200 countries across the world. Employing over 38,000 people, Cadbury Schweppes is the world's third largest soft drinks company and the fourth largest confectionery company.